EXHIBIT (l)

                               PURCHASE AGREEMENT


     The Gabelli Westwood Funds (the "Trust"), a Massachusetts business trust, and Gabelli & Company, Inc. (the "Buyer") hereby agree as follows:

         1. The Trust hereby offers the Buyer and the Buyer hereby purchases 1 share of each of the Class A shares of the Gabelli Westwood SmallCap Equity
Fund, the Gabelli Westwood Mighty Mites Fund and the Gabelli Westwood Realty Fund and Class B shares and Class C shares of each of the funds (each a "Fund") of the Trust (the "Shares") at the net asset value per share of the Class AAA shares on the date hereof. The Shares are the "initial shares" of each such class. The Buyer hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Trust hereby acknowledges receipt from the Buyer of funds as full payment for the Shares.

         2. The Buyer represents and warrants to the Trust that the Shares purchased by the Buyer are being acquired for investment purposes and not for the purpose of distribution.

         3. The Trust represents that a copy of its Agreement and Declaration of Trust, dated June 12, 1986, is on file in the Office of the Secretary of the Commonwealth of Massachusetts.

         4. This Agreement has been executed on behalf of the Trust by the undersigned officer of the Fund in his or her capacity as an officer of the Trust.

         5. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 26th day of January, 2000.


Attest:                                              THE GABELLI WESTWOOD FUNDS


/s/ Ludmilla Pompadur                                By:  /s/ James McKee
                                    Secretary





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Attest:                                              GABELLI & COMPANY, INC.



/s/ Ludmilla Pompadur                                By:  /s/ Bruce Alpert
                                                   Vice President and Treasurer